Private & Confidential June 25, 2025 Roberto Khoury Amendment No. 1 to 30 April 2024 Employment Agreement. Dear Roberto, This amendment confirms the change to your role with Perrigo Pharma International D.A.C. (Perrigo) effective 1 July 2025. We are amending and replacing Paragraphs 1 and 4 in their entirety, including a new paragraph 1 (a), and amending the Annual Performance Bonus and Long-Term Incentive paragraphs of Schedule 1 as highlighted below in red of your Original Employment Agreement dated 30 April 2024. Paragraph 1. You will transition from Executive Vice President & President CSCI and will be employed primarily as Executive Vice President & Chief Commercial Officer reporting to Perrigo’s CEO. You will perform the duties appropriate to this position as instructed by Perrigo as well as any such additional or alternative duties as Perrigo shall reasonably assign to you from time to time. See the Job Description and JTBD. Paragraph 1 (a). Your employment in your new role will be on a probationary basis for six (6) months. If you remain in place until the end of the probationary period and the Company elects not to extend your employment beyond the probationary period by notice to you of not less than thirty (30) days, you will be entitled to severance pay, LTI and benefits in accordance with the terms of the Perrigo Employee Severance Programme Ireland. To receive the severance, you must sign a voluntary settlement agreement/compromise agreement and you agree to make yourself available to consult at reasonable times upon reasonable notice for transition of your duties. Perigo reserves the right to make a payment to you in lieu of notice. Perigo’s Disciplinary Procedure will not apply during the probationary period. Paragraph 4. Your salary in this new role will be €609,780.60, a 10% increase over your current salary. You are eligible to receive this increase in two parts. Your Salary Effective 1 July 2025 will be increased by 5%, to €582,063 gross per annum. Upon successful completion of the six (six) month probation period, your salary will be increased by the additional 5% and will be €609,780.60 gross per annum. Your salary will continue to be subject to deductions of tax, PRSI and any other deductions required by law or provided for under this agreement. Your salary is payable monthly in arrears by way of bank transfer into your nominated bank account. This method of payment may be changed at Perrigo’s discretion. A list of additional compensation and benefits are provided at Schedule 1, which can be found at the end of this document. Schedule 1. Annual Performance Bonus: Perrigo Pharma International D.A.C. embraces a pay-for-performance philosophy, as reflected in our Total Compensation program. You are eligible to participate in the   PERRIGO PHARMA INTERNATIONAL DAC   The Sharp Building  10‐12 Hogan Place  Dublin 2  T (+353 1) 709 4000  F (+353 1) 709 4082

discretionary Annual Incentive Plan (AIP) plan. For 2025, your discretionary Annual Incentive Plan (AIP) plan target is 85%. The bonus plan is operated at the sole discretion of Perrigo, may be varied by Perrigo from time to time or withdrawn and is subject to review on a regular basis. Long-Term Incentive You are annually eligible to receive equity through Perrigo’s discretionary Long-Term Incentive (LTI) Plan. Perrigo grants equity using a combination of Performance-based Restricted Stock Units (PSUs) and Service-based Restricted Stock Units (RSUs). Your annual target award for 2025 is $1,800,000. As a result, you will receive a one-time promotional LTI grant equal to $200,000 on the fifth trading day of July. This will be administered through the standard 2025 Board approved grant mix of Time-based RSUs, and Performance based RSUs based on both rTSR and Free Cash Flow as a percentage of Net Sales. This grant will follow the regular vesting periods and severance treatment consistent with the terms of the LTI Plan and the grant agreement. Annual LTI awards are discretionary and subject to approval by the board’s Talent & Compensation Committee. LTI awards are generally made following the start of the calendar/fiscal year in March. RSU’s vest at a three year ratable (1/3 per year) and PSUs vest on a three year cliff. The LTI plan is operated at the sole discretion of Perrigo, may be varied by Perrigo from time to time or withdrawn and is subject to review on a regular basis. All of the remaining terms and conditions of the 30 April 2024 Employment Agreement and Schedule 1 are unchanged. I accept and agree to be bound by the terms and conditions outlined in this Amendment No. 1 to my 30 April 2024 Employment Agreement. SIGNED Robert Willis Perrigo Pharma International D.A.C Dated: ________________ SIGNED: ________________ Roberto Khoury Dated: ________________